                                                                      EXHIBIT 99


                              Contact:       Robert J. Combs
                                             Deere & Company
                                             309/765-5014


FOR IMMEDIATE RELEASE (17 AUGUST 1995)


     MOLINE, ILLINOIS -- Deere & Company today reported record worldwide net income of $180.1 million or $2.07 per share in the third quarter of 1995 compared with $157.7 million or $1.82 per share last year. The third quarter of Deere & Company's fiscal year ended July 31.

     Worldwide net income improved by $22.4 million or 14 percent compared with last year s third quarter, primarily as a result of higher sales and production volumes. Year-to-date net income totaled $555.5 million or $6.41 per share compared with $434.0 million or $5.04 per share for the first nine months of 1994, also reflecting higher 1995 sales and production activity, which was partially offset by unfavorable currency fluctuations.

    Worldwide net sales and revenues increased 16 percent to $2.700 billion in the third quarter and 17 percent to $7.646 billion for the first nine months of 1995 compared with $2.327 billion and $6.514 billion, respectively, last year. Exports from the United States also continued to strengthen, totaling $1.0 billion for the first nine months, which was 17 percent higher than last year. Worldwide production tonnage was up six percent in the quarter and eight percent year-to-date compared with the same periods last year.

     Deere & Company Chairman and Chief Executive Officer Hans W. Becherer said, "Market demand for all our products continues to


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Third Quarter
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be positive. Increased export demand for agricultural commodities coupled with good domestic demand have increased commodity prices. Farmers have remained confident despite erratic weather in some parts of the United States, while the general economy has continued to expand at moderate rates. Although some uncertainty surrounds development of a new farm bill, conditions generally remain favorable for continued strong agricultural equipment demand. Additionally, general North American economic activity continues at relatively high levels, which should continue to support good industrial and lawn and grounds care equipment demand, as well as provide a sound basis for the expansion of our financial services revenues."

     Net sales to dealers of agricultural, industrial and lawn and grounds care equipment were $2.304 billion in the third quarter and $6.488 billion year-to-date in 1995 compared with $1.979 billion for the quarter and $5.514 billion year-to-date a year ago. North American net sales of John Deere agricultural, industrial and lawn and grounds care equipment all increased during the third quarter and first nine months of 1995 compared with last year. Overseas net sales were also higher, increasing 26 percent in the first nine months compared with a year ago.

     The company's worldwide equipment operations, which exclude the financial services subsidiaries and unconsolidated affiliates, had net income of $135.3 million for the third quarter of 1995 compared with $113.9 million last year. Both the



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Third Quarter
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agricultural and industrial equipment segments reported improved quarterly results due to higher sales and production volumes. However, the lawn and grounds care equipment segment reported lower third quarter income due to increased costs of imported components resulting from unfavorable currency fluctuations. The 1995 year-to-date net income of the equipment operations was $422.7 million compared with $309.4 million last year. All equipment segments reported improved year-to-date results due to higher sales and production volumes.

     Net income of the financial services subsidiaries was $40.4 million for the quarter and $125.6 million year-to-date compared with $40.4 million and $119.4 million, respectively, last year. Third quarter and year-to-date net income of the credit operations was $28.1 million and $92.2 million, respectively, compared with $28.1 million and $82.1 million for the same periods last year. This year's third quarter and year-to-date results continued to reflect higher earnings from a larger average portfolio, offset by lower financing margins. In addition, year-to-date results in 1995 benefited from higher gains from the sale of retail notes. Net income of the insurance and health care operations was $12.3 million for the quarter and $33.4 million year-to-date compared with $12.3 million and $37.3 million, respectively, last year. The year-to-date results for the insurance operations were affected by a small net loss from the sale of the life insurance subsidiary. The sale will not


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Third Quarter
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significantly affect the future profitability of these operations.

      "Based on continued strong retail demand for our products, we expect fourth quarter earnings to remain at strong levels," Becherer said. "Worldwide production tonnage for the year is expected to increase by six percent over last year. However, production tonnage for the fourth quarter of 1995 will be lower than last year, as previously indicated. Both fourth quarter production tonnage and earnings will be affected by the following initiatives planned for the quarter:

     - Service parts inventories will be reduced to eliminate the planned additional inventory which was produced during the third and fourth quarters of 1994 and maintained in inventory during labor negotiations as a hedge against potential work stoppages.

     - Interest waiver programs will be used to reduce dealer used goods inventories which are currently abnormally high due to the wet weather conditions which delayed spring planting resulting in later than normal trade-in of used equipment.

     Both of these initiatives will be completed during the quarter and should enable the company to enter 1996 well positioned to match the continuing improved conditions of the United States farm economy. However, these initiatives will result in 1995 fourth quarter earnings being lower than the record


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fourth quarter earnings of a year ago.  Earnings for the entire 1995 fiscal year will be at record levels.

     "Current demand for our products and the continuing improvement in the United States farm economy are expected to provide a sound base for improved future operations and our competitive position worldwide should remain very strong," Becherer said. "Our twin focus on profitable growth and continuous improvement, which has resulted in revenue growth, improved quality, reduced costs and enhanced profitability, should yield important benefits to our company in 1996 and beyond."

                                    # # #

     The following is disclosed on behalf of the company's United States credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:

     John Deere Capital Corporation's (Capital Corporation) net income was $26.3 million in the third quarter and $87.0 million year-to-date in 1995 compared with $25.8 million and $74.7 million in the same periods last year. This year's third quarter and year-to-date results continued to reflect higher earnings from a larger average portfolio, offset by lower financing margins. In addition, year-to-date operations benefited from higher gains from note sales in 1995 compared with the same period a year ago. The average balance of credit receivables and leases financed was three percent higher in the third quarter and 13 percent higher


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in the first nine months of 1995 compared with the same periods last year.

     Credit receivable and lease acquisitions increased 18 percent during both the third quarter and year-to-date compared with a year ago. Acquisitions of John Deere equipment notes were 15 percent higher in the current year, due to increased retail sales of John Deere equipment and an improvement in the Capital Corporation's market share of John Deere agricultural equipment notes financed. Acquisitions of retail notes, revolving charge accounts and wholesale receivables all increased during the first nine months of this year compared with 1994. Year-to-date retail notes acquired totaled $2.036 billion, a 14 percent increase over 1994 acquisitions.

     Credit receivables and leases financed by the Capital Corporation were $4.341 billion at July 31, 1995 compared with $4.134 billion one year ago. The Capital Corporation securitized and sold retail notes for which it received proceeds of $1.240 billion during the past 12 months. These sales partially offset the increase in credit receivables resulting from acquisitions exceeding collections in the same period. Credit receivables and leases administered, which include receivables previously securitized and sold, totaled $5.668 billion at July 31, 1995 compared with $4.947 billion at July 31, 1994.

                                    # # #

The attached data accompany this press release.


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                        Third Quarter 1995 Press Release
                        --------------------------------

Net sales and revenues:
(millions of dollars)

                           Three Months Ended    Nine Months Ended
                                July 31              July 31
                           -------------------  -------------------
                                          %                    %
                           1995   1994  Change  1995   1994  Change
                           ----   ----  ------  ----   ----  ------
Net sales:
  Agricultural equipment  1,365  1,194   +14   3,821  3,413   +12
  Industrial equipment      504    453   +11   1,412  1,193   +18
  Lawn and grounds
    care equipment          435    332   +31   1,255    908   +38
      Total net sales     2,304  1,979   +16   6,488  5,514   +18
Financial Services
  revenues                  365    324   +13   1,074    931   +15
Other revenues               31     24   +29      84     69   +22
      Total net sales
        and revenues      2,700  2,327   +16   7,646  6,514   +17

United States and Canada:
  Equipment net sales     1,661  1,444   +15   4,868  4,227   +15
  Financial Services
    revenues                365    324   +13   1,074    931   +15
      Total               2,026  1,768   +15   5,942  5,158   +15
Overseas net sales          643    535   +20   1,620  1,287   +26
Other revenues               31     24   +29      84     69   +22
      Total net sales
        and revenues      2,700  2,327   +16   7,646  6,514   +17

Selected balance sheet data:
(millions of dollars)
                                  July 31   October 31    July 31
                                   1995        1994        1994
                                  -------   ----------    -------
Equipment Operations:
  Dealer accounts and notes
    receivable - net              3,447       2,939       2,982
  Inventories                       920         698         736

Financial Services:
  Credit receivables and leases
    financed - net                4,913       4,511       4,562
  Credit receivables and leases
    administered - net            6,240       5,725       5,375
  Insurance and health care
    companies' assets             1,352       1,671       1,629

Average shares outstanding   86,698,971  86,146,147  86,068,341



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